                                                                    EXHIBIT 12.1


URS CORPORATION AND SUBSIDIARIES COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                                 YEAR ENDED OCTOBER 31,
                                                          --------------------------------------------------------------------
                                                             1998          1999           2000           2001           2002
                                                          ---------     ---------      ---------      ---------      ---------
                                                                          (IN THOUSANDS, EXCEPT FOR RATIO DATA)
Fixed charges:
   Interest expense                                       $   8,774     $  34,589      $  71,861      $  65,589      $  55,705
   Amortization of debt discount                                642         1,587          3,467          3,663          4,220
   Interest portion of rentals (1)                           10,202        16,709         23,389         25,484         27,229
   Preference security dividend requirement (2)                --           6,060         15,297         16,629          9,808
                                                          ---------     ---------      ---------      ---------      ---------
     Fixed charges subtotal                                  19,618        58,945        114,014        111,365         96,962
                                                          ---------     ---------      ---------      ---------      ---------
Earnings:
   Income before taxes                                       41,467        66,281         91,598        104,152         91,111
     Fixed charges included in earnings                      19,618        58,945        114,014        111,365         96,962
                                                          ---------     ---------      ---------      ---------      ---------
Earnings available before fixed charges                      61,085       125,226        205,612        215,517        188,073
                                                          ---------     ---------      ---------      ---------      ---------
Less: Preference security dividend requirement (2)             --          (6,060)       (15,297)       (16,629)        (9,808)
                                                          ---------     ---------      ---------      ---------      ---------
         Earnings subtotal                                $  61,085     $ 119,166      $ 190,315      $ 198,888      $ 178,265
                                                          ---------     ---------      ---------      ---------      ---------
Ratio of earnings operations to fixed charges                   3.1           2.0            1.7            1.8            1.8

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(1) Calculated as one-third of operating rental expense.

(2) The preferred stock dividend requirement is included in fixed charges (i.e. the denominator of the ratio calculation) but excluded from earnings (i.e. the numerator of the ratio calculation) because the amount of such preferred stock dividend requirement was not deducted in arriving at the registrants pre-tax income from continuing operations.